Exhibit 14.1

Financial Code of Ethics

Global Financial Policies and Procedures

Effective Date: May 17, 2006

Section 1 – Statement of Policy

The following policy has been established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended (hereafter referred to as the “Rules”). The Rules require that a company disclose in its annual report on Form 10-K whether or not it has a code of ethics for its CEO and senior financial officers. For a company that has adopted a code of ethics, the company must make it publicly available and disclose any changes or waivers within five business days through the filing of a Form 8-K with the Securities and Exchange Commission (“SEC”) or on the company’s website.

Section 2 – Purpose of this Policy

Serena promotes good corporate governance and ethics through a number of policies, procedures and practices, including this Financial Code of Ethics.

Serena is dedicated to ensuring compliance with the highest standards of financial accounting and reporting. Our CEO, CFO, principal accounting officer or controller and other senior officers of Serena’s Finance Department have a specific responsibility to adhere to and promote the following standards:

•	Act honestly and ethically.

•	Avoid any actual or apparent conflict of interest between personal and professional relationships.

•	Avoid any action that, in purpose or effect, attempts to coerce, manipulate, mislead or fraudulently influence Serena’s independent auditors.

•

Communicate information to management in a manner that ensures full, fair, accurate, timely and understandable disclosure in reports and documents that Serena files with, or submits to, the SEC and in other public communications.

•	Comply with the applicable rules and regulations of federal, state and local governments and regulatory agencies.

•

Promptly report to General Counsel or the Chairman of the Audit Committee of the Board of Directors any conflict of interest that may arise or any conduct, relationship or transaction that reasonably could be expected to give rise to a conflict of interest or violation of law.

•	Report any known violations of this policy to the General Counsel or the Chairman of the Audit Committee of the Board of Directors as promptly as practicable under the circumstances.

Section 3 – Policy Owner and Statement of Responsibility

The Audit Committee of the Board of Directors is responsible for assessing compliance with this policy. The Chief Financial Officer and General Counsel are responsible for the implementation, communication and periodic review of this policy.

Section 4 – Procedures

Not Applicable.

Section 5 – Exceptions to Policy

Any waiver under, or material change to, this policy must be submitted in writing and approved by the Audit Committee, and promptly disclosed by Serena to the extent required by applicable law through the filing of a current report on Form 8-K or disclosure on Serena’s website.

Section 6 – Definitions

N/A

Section 7 – Technical Accounting References

Sections 202 and 303 of the Sarbanes-Oxley Act of 2002

SEC Final Rules, Release No. 33-8177 (January 23, 2003)

Item 406 of Regulation S-K

Rule 13b2-2 of the Exchange Act of 1934

Section 8 – Who to Contact

All questions regarding this policy should be directed to either:

•	Bob Pender, SVP Chief Financial Officer – (650) 522-6604 or bpender@serena.com

•	Ed Malysz, SVP General Counsel —(650) 522-6681 or emalysz@serena.com

Any violations of this policy should be directed to either:

•	Ed Malysz, SVP General Counsel —(650) 522-6681 or emalysz@serena.com

•	Chairman of the Audit Committee—auditcommittee@serena.com (a copy of this message will also be directed to Serena’s SVP General Counsel)

•	You may also provide an anonymous communication via mail to:

Serena Software, Inc.

Attn: Audit Committee

c/o Corporate Secretary

2755 Campus Drive, Third Floor

San Mateo CA 94403

Section 9 – Revision History

Revision No.	Effective Date	Author(s)
Original	5/17/06	Edward Malysz
First Revision	11/15/06	Edward Malysz

Section 10 – Approvals

By resolution of the Board of Directors.

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